VIDENT CODE OF ETHICS

Vident Investment Advisory, LLC

As an investment adviser, VIA is a fiduciary. The Firm owes its clients the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client's trust, may have the appearance of impropriety.

VIA serves as an investment advisor to certain separately managed accounts (“Separate Account Clients”) and registered funds ("Fund Clients,” together with “Separate Account Clients,” “Clients”). This Code of Ethics and Conduct (the "Code") sets forth the Firm’s policies and procedures regarding its duty of loyalty to clients.

GENERAL CONCEPTS

A. Basic Principles

This Code is based on a few basic principles that should pervade all investment-related activities of all employees, personal as well as professional: (i) the interests of the Firm’s clients come before the Firm’s interests or any employee's interests; and (ii) each employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of VIA or the employee.

Any questions with respect to the Firm’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Access Persons must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated on an anonymous basis.

Definitions

CCO: Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940. VIA has designated Anne Czizek as the Chief Compliance Officer.

The CCO will utilize the services of other staff members (designees) of the Firm as needed to assist the CCO in the on-going management of the Firm’ compliance program. The designees will report directly to the CCO. Specifically, Nate McCray is designated to assist with the performance of the functions required under the Code of Ethics. Ultimate responsibility for ensuring that VIA and its Access Persons comply with the provisions of this Manual and federal and state securities laws rests with the Firm's management.

For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by the Chief Executive Officer of Vident Financial.

Supervised Person: All directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

Access Person: All of the Firm’s employees are considered access persons due to having access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund. Access persons do not include interns, temporary and or contract employees. VIA will obtain confidentiality agreements in the event these types of workers are employed by VIA. These types of employees will be restricted from access to nonpublic information.

Associated Person: For purposes of the Code of Ethics, all Access Persons and Supervised Persons are referred to as Associated Persons.

B. “Covered Accounts”

Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." These consist of:

•	Securities accounts of which VIA is a beneficial owner, provided that investment partnerships or other funds of which the Firm or any affiliated company is a general partner or from which the Firm or such a company receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that the Firm or employees may be considered to have an indirect beneficial ownership interest in them; and
•	Each securities account registered in an employee's name and each account or transaction in which an Employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as "Covered Accounts").

C. “Beneficial Ownership”

The concept of “beneficial ownership” of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

D. Reportable Securities

Access persons must submit holdings and transaction reports for "reportable securities" in which the access person has, or acquires, any direct or indirect beneficial ownership. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household.

Rule 204A-1 treats all securities as reportable securities, with the following exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover. The exceptions are as follows:

•	direct obligations of the Government of the United States or, upon approval from the Compliance Department, direct obligations of other sovereign countries in which VIA employee(s) resides;
•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments; and
•	money market funds and open-end mutual funds. Excepted Securities in regard to registered funds do not include ETFs sub-advised by VIA.

E. Specific Rules are not Exclusive

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee's personal account, the Chief Compliance Officer should be consulted.

ILLEGAL ACTIVITIES

As a matter of policy and the terms of each employee’s employment, the following types of activities are strictly prohibited:

•	Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Firm or any of its clients are a participant;
•	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Firm have made to such person, in light of the circumstances under which they are made, not misleading;
•	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and
•	Causing VIA, acting as principal for its own account or for any account in which the Firm or any person associated with the Firm, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as "insider trading": (i) trading, in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each employee, it is not anticipated that employees will routinely receive “inside information.” However, to educate employees, more information describing “insider trading” and the penalties for such trading is set forth below.

A. Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

•	the purchase or sale of securities by an insider, on the basis of material non-public information;
•	the purchase or sale of securities by a non-insider, on the basis of material non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or
•	the communication of material non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firm that does not constitute “inside” information still constitutes confidential information that must be protected by Employees. See below.

B. Definition of Insider

The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

C. Material Information

“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information.

D. Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E. Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;
•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and
•	fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

F. Procedures Regarding the Receipt of Material Nonpublic Information.

If any employee receives any information that may constitute material nonpublic information, the employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

Following a prompt evaluation by the CCO, any security compromised by material non-public information will be added to a restricted list, which will be maintained and disseminated by the CCO and/or designee.

DUTIES OF CONFIDENTIALITY

The Firm and its employees may receive confidential information from their Clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for the Client, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

Procedures Regarding Use and Treatment of Confidential Information.

1.	No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.
2.	Treatment of Confidential Information. The Firm encourages each employee to be aware of, and sensitive to, the treatment of confidential information. Each employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with VIA and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an employee.

FRONTRUNNING AND SCALPING

No employee may engage in what is commonly known as "front running" or "scalping": buying or selling securities in a Covered Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Firm’s recommendations regarding the security. No employee may buy or sell a security when he or she knows the Firm is actively considering the security for purchase or sale (as applicable) in client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client (“inter-market front-running”) are subject to the same restrictions.

PERSONAL ACCOUNT TRADING

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for the Firm, or in any way seeking personal profits at the expense of the trading conducted for the Firm. A trader’s first priority in all trading decisions must be to benefit the Firm’s clients.

A.	Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all VIA employees must obtain pre-approval in writing by the Chief Compliance Officer before engaging in any personal trading. All trading requests are to be submitted through the Star Compliance module. If such trade requests cannot be processed by Star Compliance then a paper request must be submitted to the CCO using the forms provided herein. Employee trade requests are subjected to a 15-day query of Fund Client purchases and sales. Employee trading requests are then evaluated and subsequently approved, denied, or flagged as case-sensitive. The CCO will be notified of all trade request evaluation outcomes. Unless otherwise specified, approvals will be effective for 24 hours from the time that the approval was received.

Private Placements

As with all other transactions, purchases (or recommendations) of securities for Covered Accounts in private placements must be cleared in advance. In determining whether to approve any such transaction for an employee, the Chief Compliance Officer or the Chief Executive Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the VIA employee by virtue of his or her position with VIA.

Private Investment Funds and Distributions

Pre-approval of an investment in a private investment fund is required. Moreover, when an employee is notified by the fund of a distribution of securities, the employee must notify the Chief Compliance Officer in order to record the manner of acquisition of the securities. Any subsequent sales of such shares are subject to the trade restrictions outlined in this Code.

B.	Trading Restrictions

Except for accounts over which the Firm’s employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, the Firm is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of the Firm. In such circumstances, the individual should contact the Chief Compliance Officer.

Initial Public Offerings

The Firm’s employees must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of a security in an initial public offering. This restriction ensures that the Firm’s employee does not cause a violation of applicable broker-dealer rules relating to new issues.

Significant Holdings

An employee may not purchase more than 1.0% of the outstanding shares of any publicly traded company.

VIA Strategies

This Section applies to only those Firm employees who are also Investment Professionals, defined as an employee in the day-to-day management of the Firm’s portfolios, in any way and has knowledge of, or access to, trade information. This Section also applies to any person residing in the same household as the Investment Professional.

An Investment Professional may not engage in personal trading that is similar to the Fund Client trading strategies of VIA

Blackout Period

No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

i) is being anticipated or planned for purchase or sale by a Fund within the next 15 days; ii) is in the process of being purchased or sold by a Fund (except that an Access Person may participate in a blocked transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Trust); or

iii) is or has been purchased or sold by a Fund within the most recent 15-day period.

Any profits realized by a Covered Person in contravention of this subsection must be disgorged.

Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for VIA) that violates the law1. In addition, an employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the employee’s giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with the Firm’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances, it is important to avoid even the appearance of providing business in exchange for personal benefits. Employees are restricted as to the purchase and sale of their personal security holdings to the extent that a Fund advised by the Firm holds or is expected to trade the same security. The Code also contains restrictions on and procedures designed to help prevent inappropriate trading while either VIA is in possession of material nonpublic information.

C.	Reporting Accounts, Holdings and Transactions[2]

All VIA employees are required to disclose to the Chief Compliance Officer all personal securities, futures and commodities accounts. All employees of VIA are considered Access Persons. In addition, except for the excepted securities set out in the “Excepted Securities” section above, each employee must disclose all other investment positions that are not held in such accounts (e.g., private placements).

[1]	For example, an employee may not trade on the basis of material non-public information.

[2]	The Firm consents to employees having existing accounts, and opening new accounts, provided that they comply with the disclosure and reporting requirements of this Code.

Initial and Annual Reports

Every Employee/Access Person shall, no later than ten (10) days after the person becomes an Employee/Access Person and annually thereafter, file an initial and annual holdings report containing the following information:

•	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;
•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and
•	The date that the report is submitted by the Access Person.

By May 31 of each year, each Access Person must file an Annual Holdings Report.

In addition, within ten (10) days of opening a new account, the new account must be disclosed to the Chief Compliance Officer, together with the name of the financial institution, the account title, the account number, whether the account is restricted by the terms of the account relationship to holding only cash and excepted securities set out in below and the investment power, influence or control status of the account.

The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (in the case of an initial report) or the date the report is submitted (in the case of an annual report).

Thereafter, all employees are required to onboard all covered personal accounts onto the Star Compliance system for trade pre-clearance and collection of brokerage statements. Direct feeds will be set up from the personal securities account custodian to retrieve confirms and statements.

Quarterly Reports

Every Access Person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:

•	For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

•	The nature of the transaction (e.g. purchase, sale)
•	The price of the security at which the transaction was effected
•	The name of any broker, dealer or bank with or through the transaction was effected; and
•	The date that the report is submitted by the Access Person.

Access Persons will be required to onboard their personal securities account(s) onto the Star Compliance system for pre-clearance, trading and statement generation. If the system is not available for a specific custodian, the Access Person will be required to submit duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements. Requests to have a custodian send duplicate account statements and trade confirmations may be made by completing the form letter attached as Exhibit F (Sample Duplicate Account Statement and Trade Confirmation Request Letter) and sending it to the firm where the account is maintained.

D.        Certification of Compliance

Initial Certification

VIA is required to provide all employees with a copy of the Code. All employees are to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with its terms. The initial certification must be completed by all employees within 10 days of hire.

Acknowledgement of Amendments

VIA must provide all employees with any amendments to the Code and Access Persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code.

Annual Certification

By January 30 of each year, each employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. [Attestations may be delivered directly to the Chief Compliance Officer or the Compliance Designee using the forms herein. See Appendices to this Code of Ethics.

Exceptions

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients’ interests or the limitations on an employee’s legitimate interests that would result would not be justified by resulting protection of Clients' interests, she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. She will specify the limits and basis for each such exception.

E.	Retention or Reports and Other Records.

The Chief Compliance Officer will maintain at VIA’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940.

F.	Reports of Violations.

Any employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

G.	Sanctions.

Upon discovering that any employee has failed to comply with the requirements of this Code, the Firm may impose on that employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

OUTSIDE BUSINESS ACTIVITIES

All outside business activity, both securities and non-securities related must be pre-approved in writing prior to the engagement in such activity/employment. All outside business activities must be reported through the Star Compliance system for approval. The CCO will determine if the outside business activity presents a potential conflict of interest and will decide whether additional disclosure should be made to clients via an amendment to the Company's Form ADV and/or the individual representative's Form ADV Part 2B Brochure Supplement.

SERVICE AS A DIRECTOR

No employee may serve as a director of a publicly held company without prior approval by the Chief Compliance Officer based upon a determination that service as a director would not be averse to the interests of any client. In the limited instances in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

Executive officers who are investment professionals within VIA to a Trust Series Fund Client shall not serve as a director or member of an advisory board of a company that is held as an investment in such series of the Trust. Further, no investment professional within VIA shall invest the assets of any Trust Series Fund Client in a company where an executive officer of VIA is also an investment professional currently serving as a director or member of an advisory board of any such company.

GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when VIA, or an employee of VIA accepts or gives a gift, entertainment, or other items of value, the Firm places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the employee expects to personally benefit in any way from the referral.

A. Gifts to the Firm’s Employees

No employee may receive gifts from a Client, Investor or vendor of more than a nominal value. The Firm’s employee receiving a gift of more than nominal value must inform the Chief Compliance Officer of the gift by entering all required information into Star Compliance for pre-approval. The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $100 per recipient annually are generally not suitable.

All Employees/Access Persons must report the receipt of any gifts in excess of the de minimis amount indicated above and must have the pre-approval of the Compliance Department before accepting any such gifts.

Employees/Access Persons must report to (and get pre-approval from) the Chief Compliance Officer through the Star Compliance portal before accepting any gift over the $100 de minimis amount.

Employees/Access Persons are not required to report or obtain pre-approval for personal gifts provided that these gifts are not related to the business of the Firm, based on the nature of any preexisting personal relationship between the person giving the gift and the recipient, and whether the giver paid for the gift personally.

B. Entertainment

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to employees of the Firm. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on the Firm.

All Employees/Access Persons must report any entertainment given or received through the Star Compliance portal and must have the pre-approval of the Compliance Department before accepting any such entertainment.

•	Vendor or Client in Attendance. Acceptance of an occasional invitation from a client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate. Entertainment (meaning generally that the person paying for the expense is present) may be accepted on an occasional basis if it would not appear lavish or extravagant or reasonably be regarded by others as improper.
•	Vendor or Client is Not in Attendance. If the vendor or client is not in attendance, the event or meal will be considered a gift. An employee may only receive gifts of nominal value, unless the Chief Compliance Officer grants an exception. Gifts such as holiday baskets or lunches delivered to the Firm’s offices, which are received on behalf of the Firm, do not require reporting nor do they count towards the annual limit from that giver.

If you are unsure whether a gift or entertainment is permitted by this Policy, please contact the CCO, who shall make the required determination.

C. Gifts Sent by VIA

VIA may send gifts to its Clients of a nominal value to commemorate a special event. Gifts may not be made by an employee to any of the Firm’s Clients or vendors without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, giving gifts of more than $100 per recipient annually are generally not suitable.

Employees/Access Persons must report to (and get pre-approval from) the Chief Compliance Officer through the Star Compliance portal before giving any gift over the $100 de minimis amount.

D. Cash Gifts

No employee may give or accept cash gifts or cash equivalents to or from a Client or vendor or any other entity that does business with or on behalf of the Firm.

E. Political Contributions Made by Firm Employees

PAY TO PLAY POLICY AND PROCEDURES

Effective September 13, 2010, the Securities and Exchange Commission (SEC) adopted Rule 206(4)-5 to regulate and restrict donations by Investment Advisers to both incumbents or candidates for government office and political parties or political action committees (PACs). Specifically, the Rule prohibits an Investment Adviser from:

1.	Providing advisory services for compensation to a government entity client for two (2) years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates

2.	Providing direct or indirect payments to any third party that solicits government entities for advisory business unless this third party is a registered broker-dealer or investment adviser itself subject to “pay-to-play” restrictions

3.	Soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business

4.	Doing anything indirectly that, if done directly, would result in a violation of the other provisions of the Rule.

The Rule does not ban or limit the amount of political contributions that can be made by an adviser or its covered associates, but rather imposes a “time out” on the ability of an adviser to receive compensation for conducting advisory business with a government entity for two (2) years after certain contributions are made to an official of a government entity.

Definitions

a)	“Official” means any person (including any election committee of the person) who was, at the time of a contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (2) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

b)	“Government entity” includes any state or political subdivision of a state, its agencies and instrumentalities, any pool of assets sponsored or established by any of the foregoing, and any participant-directed investment program or plan sponsored or established by any of the foregoing.

c)	“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (1) the purpose of influencing any election for federal, state or local office, (2) payment of debt incurred in connection with any such election, or (3) transition or inaugural expenses of the successful candidate for state or local office.

d)	“Solicitation” includes any communication made under circumstances reasonably calculated to obtain or retain an advisory client unless the circumstances otherwise indicate that the communication does not have the purpose of obtaining or retaining and advisory client.

e)	“Covered Associates” of an adviser include (1) any general partner, managing member, or executive officer, or other individual with similar status or function, (2) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee, and (3) any PAC controlled by the adviser or by any such persons described in (1) and (2). A contribution by a limited partner, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

De Minimis Exception

The Rule permits an Employee to make contributions up to $350 per election per candidate if the contributor is entitled to vote for the candidate and up to $150 per election per candidate if the contributor is not entitled to vote for the candidate. Such contributions are nevertheless restricted by the policy set forth below.

Policy

VIA has adopted the following as its policy to comply with Pay-to-Play regulations.

All Employees must submit a Political Activity Declaration found in the Star Compliance portal prior to making a political contribution in excess of the de minimis exception above. The Chief Compliance Officer is responsible for reviewing political contributions for any potential violations to applicable regulations.

All Access Persons of the Firm who wishes to make a political contribution of any kind must submit a completed Political Activity Declaration through the Star Compliance portal.

A declaration must include:

1)	Employee’s name, title, and residential address
2)	Name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment
3)	Amount and date of each contribution or payment
4)	Whether the contribution is the subject to any exception to the Rule

Under no circumstances may an Employee contribute more than the approved amount. Employees who make a political contribution without the necessary pre-approval may be subject to discipline.

The Chief Compliance Officer will maintain records of all government entities to which the Firm provide or has provided advisory services, any present or former Investors in any Fund to which the Firm provides or has provided advisory services in the prior five-year period. In addition, the Chief Compliance Officer will maintain records of the name and business address of each regulated person to whom the Firm provide or agree to provide, directly or indirectly, payment to solicit a government entity for advisory services on its behalf.

Disclosure of Political Contributions by New Hires

Any potential new hire is required to disclose all political contributions for the two-year period prior to the date of employment. Political contributions made by such person during the two-year period prior to the date of employment will be attributed to the Firm unless otherwise determined by the CCO or Senior Management.

New Employees must submit a Political Contribution Declaration through Star Compliance upon being hired by the Firm, disclosing any political contributions made during the two (2) years prior to employment by the Firm.

To prevent potential Pay-to-Play violations or triggering of the two-year “time out”, the Firm will not:

1)	Coordinate or solicit any person or PAC to make:

a.	Any contribution to an official of a government entity to which the Firm are providing or seeking to provide advisory services

b.	Any payment to any state or local political party where the Firm are providing or seeking to provide advisory services to a government entity

2)	Consent to the use of its name on fundraising literature for an official of a government entity

3)	Sponsor a meeting or conference that features a government official as an attendee or guest speaker and that involves fundraising for the government official

4)	Incur expenses (including without limitation the cost of the facility and refreshments, administrative expenses and the payment or reimbursement of any of the government official’s expenses) for hosting the event described in number (3) above.

Any questions or uncertainties about the Firm’s Pay-to-Play policy should be directed to the Chief Compliance Officer promptly.

CONFLICTS OF INTEREST POLICY

All employees of VIA have an obligation to comply with this Policy, so as to avoid all potential conflicts of interest that may arise in their day to day responsibilities and to ensure that they act in the best interests of its clients at all times.

Applicable Regulations

Fundamental to the Investment Advisers Act of 1940 is the notion that an adviser is a fiduciary. As a fiduciary, an adviser must avoid conflicts of interest with clients and is prohibited from overreaching or taking unfair advantage of a client’s trust. A fiduciary owes its clients more than mere honesty and good faith alone. A fiduciary must be sensitive to the conscious and unconscious possibility of providing less than disinterested advice, and it may be faulted even when it does not intend to injure a client and even if the client does not suffer a monetary loss. These concepts are embodied in the anti-fraud provisions of the Advisers Act. As the Supreme Court stated in SEC v. Capital Gains Research Bureau, Inc., its seminal decision on the fiduciary duties of an adviser under the Act:

The Investment Advisers Act of 1940 reflects a congressional recognition of the delicate fiduciary nature of an investment advisory relationship as well as a congressional intent to eliminate, or at least to expose, all conflicts of interest which might incline an investment adviser—consciously or unconsciously—to render advice which was not disinterested.

The duty is not specifically set forth in the Act, established by SEC rules, or a result of a contract between the adviser and the client (and thus it cannot be negotiated away). Rather, fiduciary duties are imposed on an adviser by operation of law because of the nature of the relationship between the two parties. It is made enforceable by section 206 of the Act, which contains the Act’s anti-fraud provisions, and incorporated indirectly into the Act in various provisions and disclosure requirements.

Policy

Pursuant to Section 206 of the Advisers Act, the Firm and its affiliated persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this Section involves more than acting with honesty and good faith alone. It means that the Firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients. The Firm is also responsible for providing fair and full disclosure of all material facts to its clients.

Fiduciary duties include the following:

•	Having a reasonable, independent basis for investment advice.
•	Providing only investment advice that is suitable to each individual client’s needs, goals and objectives and personal circumstances.
•	Exercising reasonable care to avoid misleading clients.
•	Being loyal to the client and acting in good faith.
•	Obtaining best execution when implementing the client’s transactions where the investment adviser representative and/or portfolio manager has the ability to direct brokerage transactions for the client.
•	Making full and fair disclosure to the client of all material facts and when a conflict of interest or potential conflict of interest exists.

All employees and affiliates of VIA have an obligation to comply with this Policy, so as to avoid all potential conflicts of interest that may arise in their day to day responsibilities and to ensure that they act in the best interests of its clients at all times.

Responsibility

The CCO is responsible for supervising the individuals that are representing the Firms and ensuring that clients are given full and fair disclosure of the services the Firms provide and that all conflicts of interests are fully disclosed to the client.

Affiliated Persons/Conflicts of Interests

Conflicts of interests (COI) arise when affiliated persons or entities of VIA or any Fund Client to which VIA is delegated as sub-adviser may find itself in one of the following situations when providing collective portfolio management, trading and ancillary services and this situation could damage the interests of one or more Clients:

•	may have a financial gain, or avoid a financial loss, at the expense of a Client, and/or

•	may have an interest in the outcome of a service provided to a Client or in a transaction carried out on behalf of a Client, which differs from the Client’s interest in that outcome, and/or
•	has a financial or other incentive to favor the interest of a Client or group of Clients to the detriment of another Client, and/or
•	is involved in the same business / carries out the same activities as a Client, and/or
•	receives or will receive from a person, other than the Client, an incentive in relation to a service provided to the Client, in the form of monetary funds, goods or services, other than the standard fee for that service and/or
•	Concern that terms will be unfavorable compared to what could be achieved in unaffiliated transaction.

Other types of individual COIs may include, but are not limited, to:

•	An actual conflict of interest occurs when there is a conflict between the private interests and the official responsibilities of a person in a position of trust, and challenges arise to fulfilling one’s duties impartially.
•	An apparent conflict of interest is a situation in which a reasonable person, with knowledge of the relevant facts, would question the impartiality of the individual in the matter being considered. The appearance of a conflict can cause the same reputational risk as an actual conflict.
•	A potential conflict of interest is a scenario that has not yet occurred, but that could occur in certain circumstances in the future.
•	A political conflict of interest occurs when an individual utilizes business relationships for personal gain.

Procedures

The Firm and each employee must observe the following general principles:

•	Disinterested Advice. The Firm must provide advice that is in the client’s best interest and Portfolio Managers must not place their interests ahead of the client's interests under any circumstances.
•	Written Disclosures. Both the Disclosure Brochure (Form ADV, Part 2) and the Firm’s Investment Management Services Agreement must include language detailing all material facts regarding the Firm, the advisory services rendered, compensation and conflicts of interest.
•	Conflicts of Interest. Affiliated Persons/Portfolio Managers must disclose any potential or actual conflicts of interest when dealing with clients.
•	Confidentiality. Client records and financial information must be treated with strict confidentiality. Under no circumstances should any such information be disclosed to any third party that has not been granted a legal right from the client to receive such information.
•	Fraud. Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include but are not limited to: misrepresentation; nondisclosure of fees; and, misappropriation of client funds.

As a registered investment adviser, the Firm and all affiliated persons will make full and fair disclosure to clients when a conflict of interest exists. Disclosures will be provided in the Firms’ Form ADV. The Form ADV has been prepared to meet regulatory requirements and to fully inform clients of any situation that may represent a potential conflict of interest. Affiliated Persons of VIA are required to provide all clients with Form ADV Part 2 prior to advisory services being provided or at the time of contracting for services with the Firm.

Procedures for Identifying and Reporting the Identity of Affiliated Persons

As sub-adviser to ETF Clients, the CCO and/or Senior Management shall report any material transaction or relationship that reasonably could be expected to give rise to such conflict between the interests of the Firm and those of a Fund to the Board of Trustees of the Trust, the Investment Advisor CCO to the Fund and to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in timely and expeditious manner.

Executive Officers and Portfolio Managers within VIA shall not serve as a director or member of an advisory board of any company that is held as an investment in any Fund Client. Further, VIA and its affiliated persons are prohibited from investing in any company on behalf of a Fund client where an executive officer or portfolio manager is also currently serves as a director or member of an advisory board of such company.

If an Employee/Access Person of VIA or any member of his/her immediate family3, currently has, shall have, or has had in the prior two years:

•	a business or financial interest in any matter to be considered by VIA management or
•	a personal or professional interest or engagement that might

(1)	conflict with or impede the business of VIA,
(2)	be impacted by the actions of VIA,
(3)	reflect negatively on VIA, or
(4)	negatively impact the ability of the Employee/Access Person of VIA to perform his/her duties for the Firm, or
(5)	could otherwise potentially create a conflict of interest, or the perception of a conflict of interest, in any matter to be considered by the management of VIA, the Employee/Access Person shall, as soon as he or she has knowledge of the matter and his or her related interest, take the following actions.

1.	Disclosure. Disclose fully to the CCO the precise nature of the matter giving rise to the potential conflict; and
2.	Non-Participation. Recuse himself or herself from participating in management’s consideration of, and decision on, the matter in question until such time as a majority of the management team who are not conflicted with respect to the matter in question determine that the potential conflict would not negatively impact the ability of the Employee/Access Person to perform his/her duties for the Firm.

[3]	Members of an immediate family include the parent, spouse of a parent, spouse, child, spouse of a child, brother or sister including step and adoptive relationships.

For the purposes of this policy, a financial interest includes any direct or indirect benefit with monetary value including but not limited to, salary, payments for services, royalties, intellectual property rights or equity interests.

Procedures for Review and Escalation of Potential Conflicts

As a registered investment adviser with multiple Fund clients, VIA faces potential conflicts of interest in connection with management of multiple portfolios simultaneously. It is VIA’s policy that no Fund client for which VIA has investment decision responsibility shall receive preferential treatment over any other Fund client. Additionally, it is VIA’s policy that the best interests of its clients will be placed above the interests of the firm or its employees. The following procedures summarize some of the conflicts of interests faced by VIA and the steps VIA takes to mitigate these conflicts. It is not meant to be an exhaustive list of all potential conflicts of interest. All employees of VIA have a responsibility to report any potential conflicts of interest to the CCO and Senior Management.

VIA takes all reasonable steps to prevent COIs from damaging Fund Client’s interests and to ensure Fund Client confidence. However, situations resulting in a COI may arise where the Fund Client’s best interests may be affected.

If a Portfolio Manager encounters such a situation in practice, he/she will immediately inform his/her Supervisor, Senior Management and Compliance. The Supervisor, Senior Management and Compliance will decide on the necessary actions. The Portfolio Manager (if practically possible) will not carry out the collective portfolio management, investment services or ancillary services concerned until a decision is reached by the Supervisor, Senior Management and/or Compliance. If the COI is sufficiently mitigated by these actions, the Supervisor and/or Compliance will inform the Portfolio Manager of this in writing.

If, despite these measures taken, the COI is insufficiently mitigated and thus remains unresolved:

•	Compliance will document the conflict by describing the COI;
•	Compliance will inform all relevant persons associated with the COI in writing;
•	The unresolved COI will be disclosed to the Trust Board and/or Advisor CCO of the Fund Client;
•	Compliance will ensure that any required regulatory disclosure be made to the Firm’s ADV;
•	All COIs that have occurred will be listed in a Conflicts of Interest log, which will be kept by Compliance.

For each situation, the exact circumstances, the persons and Clients involved and the mitigating measures that were taken will be described in detail in a Conflicts of Interest file. Compliance will keep a copy of all communications exchanged and of all letters sent. All records and documents are kept for a period of five years.

The information in the COI file will be taken into account by Compliance when reviewing and updating the Conflicts of Interest Policy and Procedures.

Annual Review

No less frequently than annually, as part of its compliance program under Rule 206(4)-7, VIA will assess the adequacy of this policy, along with the underlying policies referenced herein. Additionally, the firm will review changes in its business and regulatory requirements to assess any new, potential conflicts of interest for the firm.

WHISTLEBLOWER POLICY

1.	Purpose. This policy establishes procedures for the receipt, review, and retention of complaints relating to the Firm’s violations of federal securities laws. The Firm is committed to complying with all applicable federal securities laws, accounting standards, accounting controls, and audit practices. While the Firm does not encourage frivolous complaints, the Firm does expect its officers, employees, and agents to report any violations of the federal securities laws, irregularities and other suspected wrongdoing. It is the Firm’s policy that its employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind. This policy applies to reports concerning Accounting Violations or Securities Fraud (as defined in Part 3 below).

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy. This policy was adopted in order to:

a.	Cause violations to be disclosed before they can disrupt the business or operations of the Firm, or lead to serious loss;
b.	Promote a climate of accountability and full disclosure with respect to the Firm’s accounting, internal controls, compliance matters, and Code of Ethics; and
c.	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

2.	Reporting Persons Protected. This policy and the related procedures offer protection from retaliation against officers, employees, and agents who make any complaint with respect to perceived violations (referred to herein as a “Reporting Person”), provided the complaint is made in good faith. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Firm will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his or her employment with the Firm based upon such Reporting Person’s submitting in good faith any complaint regarding an Accounting Violation. Any acts of retaliation against a Reporting Person will be treated by the Firm as a serious violation of the Firm’s policy and could result in dismissal.

3.	Scope of Complaints. The Firm encourages employees and officers (“Inside Reporting Persons”) as well as non-employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Firm;
b.	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;
c.	Deficiencies in or noncompliance with the Firm’s internal controls and procedures;
d.	Misrepresentation or false statement to or by a senior officer of the Firm regarding any matters in violation of state and/or federal securities laws; or
e.	Deviation from full and fair reporting of the Firm’s financial condition.

4.	Confidentiality of Complaint. The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Firm to disclose his or her identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

5. Submitting Complaints

a.	Inside Reporting Persons should submit complaints in accordance with the following procedures:
(1)	Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential – To be opened only by the Chief Compliance Officer.

The Chief Compliance Officer recommends that Inside Reporting Persons use the sample Complaint Form attached to this policy when reporting violations. For complaints regarding the Chief Compliance Officer, all such complaints must be submitted in writing and addressed to the Chief Executive Officer of Vident Financial and follow the same procedure.

(2)	If they so desire, Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

(3)	Inside Reporting Persons may report violations on an anonymous basis. The Chief Compliance Officer urges any employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Firm encourage employees to identify themselves when making reports of Accounting Violations. In responding to anonymous complaints, the Chief Compliance Officer will pay due regard to:

(i)	The fairness to any individual named in the anonymous complaint;
(ii)	The seriousness of the issue raised;
(iii)	The credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and
(iv)	The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

b.	Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:
(1)	Complaints may be submitted by e-mail to the Chief Compliance Officer or by a written letter in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential – To be opened only by the Chief Compliance Officer. The Chief Compliance Officer recommends that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Accounting Violations.
(2)	Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-employees on an anonymous basis may not be reviewed.

6. Investigation of Complaints

a.	Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm the complaint pertains to a violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown.
b.	The Chief Compliance Officer may enlist employees of the Firm and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.
c.	The results of each investigation will be reported timely to the Chief Compliance Officer, who will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Chief Compliance Officer. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.
d.	An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Chief Compliance Officer for its review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.

e.	The Chief Compliance Officer will review the Reporting Person's revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Chief Compliance Officer may enlist employees of the Firm and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The Chief Compliance Officer or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

7.	Retention of Complaints. The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Firm’s confidentiality and document retention policies.

8.	Unsubstantiated Allegations. If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

9.	Reporting and Annual Review. The Chief Compliance Officer will submit periodic reports to the Chief Executive Officer of all complaints and any remedial actions taken in connection therewith. This policy will be reviewed annually by the Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of Accounting Violations of the Firm, but with a view to minimizing improper complaint submissions and investigations.